EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ICT Group, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-87912) and registration statements on Form S-8 (Nos. 333-32623, 333-56187, 333-55702, 333-97357 and 333-111531) of ICT Group, Inc. of our reports dated March 15, 2005, with respect to the consolidated balance sheets of ICT Group, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of ICT Group, Inc.

KPMG LLP

Philadelphia, Pennsylvania

March 15, 2005